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 LOGO
  MetLife Investors USA Insurance Company

ANNUITY
CERTIFICATE

This is an annuity certificate issued to a participant enrolled in the Group Contract. All participants' rights are set forth in the Group Contract. This certificate describes the rights and benefits of this participant in the Group Contract.

Metlife Investors USA Insurance Company ("Company") will make a series of monthly payments to the person named as the annuitant, starting on the annuity date. These annuity payments will be made while the annuitant is alive, but not for less than 120 months. A different form of annuity option or optional annuity date may be selected by the participant. The amount of the monthly payments will be determined in the manner set forth in this certificate. If the annuitant dies before the payments start, a settlement on death will be made in accordance with the Settlement on Death provision.

All matters pertaining to the participant's rights and benefits are governed by the terms and conditions of the Group Contract. The description which follows summarizes certain provisions of the Group Contract as they affect the participant. A copy of the Group Contract is on file with the Group Contractholder.

20-Day Right to Examine This Certificate

At any time within 20 days after receipt of this annuity certificate, it may be returned for cancellation by delivering it to the Company at its administrative office shown herein. Such delivery or mailing of the certificate shall void it from the beginning, and the parties shall be in the same position as if it had not been issued. All purchase payments for the certificate shall be refunded.

Signed for the Company at its home office on the certificate date.

                                                  /s/ Michael K. Farrell
                                                  ------------------------------
                                                  Michael K. Farrell
                                                  President

                                                  /s/ Richard C. Pearson
                                                  ------------------------------
                                                  Richard C. Pearson
                                                  Secretary

All PAYMENTS AND VALUES UNDER THIS CERTIFICATE WHICH ARE BASED ON INVESTMENT IN THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

SF-226R1-CB

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                               TABLE OF CONTENTS

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                                                                                                 PAGE
ARTICLE
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         Introduction...........................................................................
         Certificate Specifications.............................................................   3
 1.      Description of Certain Terms Used in This Certificate..................................   5
 2.      Participant's Account..................................................................   6
 3.      Rights of Participant..................................................................   8
 4.      Settlement.............................................................................  10
 5.      Settlement on Death....................................................................  11
 6.      Annuity Income.........................................................................  12
 7.      Method of Calculating Annuity Income Payments..........................................  13
 8.      Annuity Purchase Rates.................................................................  15

                                           ALPHABETICAL GUIDE
SECTION

 2.08    Accumulated Payment Value..............................................................   7
 2.06    Accumulation Units.....................................................................   6
 2.12    Administrative Fee.....................................................................   7
 6.02    Alternate Annuity Income Rates.........................................................  12
 6.03    Alternate Assumed Investment Return....................................................  12
 6.01    Annuity Income Options.................................................................  12
 2.07    Annuity Value..........................................................................   6
 3.01    Assignment.............................................................................   8
 3.04    Cash Surrender.........................................................................   8
 2.09    Cash Value.............................................................................   7
 3.02    Change of Contract.....................................................................   8
         Communications.........................................................................   3
 3.08    Conversion Between Series..............................................................   9
 2.05    Crediting Accumulation Units...........................................................   6
 3.07    Deferral of Payment....................................................................   8
 3.03    Designation of Beneficiary.............................................................   8
 7.01    Determination of Monthly Guaranteed Minimum Fixed Dollar Annuity Payments..............  13
 7.04    Determination of Monthly Variable Annuity Payments For the Second and Subsequent Years.  14
 7.02    Determination of Monthly Variable Annuity Payment For the First Year...................  13
         Excess Interest........................................................................   3
 2.03    General Account Purchase Payment Guarantee.............................................   6
         Guaranteed Minimum Interest Rates......................................................   3
 4.06    Legal Interest.........................................................................  10
 3.09    Limitations on Distributions...........................................................   9
 4.04    Minimum Amount to Payee................................................................  10
 3.10    Minimum Benefits.......................................................................  10
 4.05    Misstatement of Age....................................................................  10
 4.02    Normal Form of Settlement..............................................................  10
 7.03    Number of Annuity Units................................................................  13
 4.03    Optional Annuity Date and Optional Settlement..........................................  10
 2.01    Participant's Account..................................................................   6
 3.05    Partial Surrenders.....................................................................   8
         Participant Plan.......................................................................   4
 2.10    Premium Taxes..........................................................................   7
 2.02    Purchase Payments......................................................................   6
 7.05    Seperate Account Annuity Unit Values...................................................  14
 4.01    Settlement of Participant's Account....................................................  10
 5.01    Settlement on Death Before The Annuity Date............................................  11
 5.02    Settlement on Death of Payee...........................................................  11
 2.13    Statements of Account..................................................................   7
 3.11    Substitution of Fund Shares............................................................  10
 3.06    Surrender Without Percentage Charge....................................................   8
 2.04    The Separate Account...................................................................   6
 2.11    Transaction Fee........................................................................   7
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 LOGO
                    MetLife Investors USA Insurance Company

CERTIFICATE SCHEDULE

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                     GROUP CONTRACT NUMBER:  [__________]
                     GROUP CONTRACTHOLDER:   [__________]
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                        PARTICIPANT  CERTIFICATE NUMBER

                                       CERTIFICATE DATE
                                           [__________]
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CERTIFICATE SPECIFICATIONS

GUARANTEED INTEREST RATES FOR GENERAL ACCOUNT

THE MINIMUM INTEREST RATE APPLICABLE TO PURCHASE PAYMENTS ALLOCATED TO THE GENERAL ACCOUNT PRIOR TO THE COMMENCEMENT OF AN ANNUITY INCOME OPTION IS [ %].

THE COMPANY WILL ESTABLISH A CURRENT INTEREST RATE FOR EACH CALENDAR QUARTER. SUCH RATE WILL BE EQUAL TO OR GREATER THAN THE MINIMUM GUARANTEED INTEREST RATE SET FORTH ABOVE, AND WILL APPLY TO ALL PURCHASE PAYMENTS RECEIVED IN SUCH CALENDAR QUARTER. THE CURRENT INTEREST RATE FOR ANY CALENDER QUARTER WILL BE FURNISHED WITH THE STATEMENT OF ACCOUNT (SEE SECTION 2.13).

ALL INTEREST WILL BE COMPOUNDED ANNUALLY AND CREDITED DAILY.

GENERAL ACCOUNT EXCESS INTEREST

THE COMPANY MAY DECLARE AND CREDIT EXCESS INTEREST TO PURCHASE PAYMENTS ALLOCATED TO THE GENERAL ACCOUNT AT ITS DISCRETION. DECLARATION OF ANY EXCESS INTEREST IS NOT GUARANTEED.

ENDORSEMENTS

THE FOLLOWING ENDORSEMENTS HAVE BEEN ATTACHED TO AND MADE A PART OF THIS CERTIFICATE. THEY HAVE BEEN INCLUDED FOLLOWING THE LAST PRINTED PAGE OF THE CERTIFICATE.

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
                      [______________________________].
                      [______________________________].
                      [______________________________].
                      [______________________________].
                      [______________________________].
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COMMUNICATIONS

WRITE TO THE COMPANY AT ITS ADMINISTRATIVE OFFICE SHOWN BELOW:

                    METLIFE INVESTORS USA INSURANCE COMPANY
                                P.O. BOX 46539
                             DENVER, CO 80201-6539

/s/ Michael K. Farrell
--------------------------
Michael K. Farrell
President

         Address all inquiries to P.O. Box 46539 Denver, CO 80201-6539

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                              SF-226R1-CB-3  3
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PLAN

This certificate is issued in connection with the employer's tax-deferred annuity purchase program established to meet the requirements of Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"). which provides for the exclusion from gross income of participants' purchase payments which do not exceed the limitations set forth in the Code. The applicable provisions of the Code and any resoluton or requirements that may have been established by the employer which are not inconsistent with the Code constitute the Plan.

Each participant will at all times have a 100% vested and nonforfeitable interest in the account established by purchase payments made on his or her behalf. Each participant may invoke all rights as owner of his or her account except as may be prohibited by the Plan.

A participant's interest in the contract or his or her account may not be sold, assigned, discounted or pledged as collateral for a loan, or as security of the performance of any obligations or for any other purpose to anyone other than the Company.

A participant may elect to receive payments under Annuity Income Options Two, Four, or Five only if present value of annuity payments to be made to the participant is more than 50 percent of the present value of the aggregate payments under the option, determined on an actuarial basis as of the annuity date, or, in the case of Option Four, payments are made for the lives of the participant and the participant's spouse.

The funds into which the assets of the separate account may be invested are the [Money Market Series, the Bond Series and the Growth and Income Series of the MetLife Investors Trust and VIP II: Index 500 Portfolio and Asset Manager Portfolio; and the VIP: Money Market Portfolio and Growth Portfolio of the Fidelity Investments Funds.]

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ARTICLE 1 DESCRIPTION OF CERTAIN TERMS USED IN THIS CERTIFICATE

a. ACCUMULATION UNIT A measuring unit used to determine the value of the participant's interest in a series under this certificate at any time before annuity payments commence.

b. ANNUITANT The person who is to receive annuity payments and who is identified as the participant.

c. ANNUITY A series of income payments made to the annuitant for a defined period of time.

d. ANNUITY DATE The date the series of income payments begins under this certificate.

e. ANNUITY UNIT A measuring unit used to determine the amount of annuity payments based on a series under this certificate after such payments have commenced.

f. BENEFICIARY A person named on the enrollment form who has the right to receive settlement on the death of the participant.

g. CALENDAR YEAR The one year period from January 1 to December 31.

h. CERTIFICATE YEAR A one year period starting on the certificate date and on each anniversary thereof.

i. CONTRACT The legal agreement between the group contractholder and the Company covering rights of the whole group.

j. FIXED ANNUITY An annuity that provides guaranteed level payments.

k. FUND Any registered management investment company, or series thereof, in which the assets of the separate account may be invested.

1. GENERAL ACCOUNT Assets of the Company, except those in the separate account or any other segregated asset account.

m. NORMAL ANNUITY DATE The earlier of (i) the first day of the month coincident with or immediately preceding the date on which a distribution must commence under the plan or (ii) the first day of the month coincident with or next following the anniversary of the certificate date nearest the participant's 75th birthday.

n. PARTICIPANT'S ACCOUNT The sum of the values of the accumulation units credited to the participant.

o. PAYEE The annuitant or beneficiary receiving payment of benefits under this certificate.

p. PURCHASE PAYMENT Any amount received by the Company for the participant under the contract.

q. SEPARATE ACCOUNT A segregated asset account established by the Company under the Delaware Insurance Code. The income or losses of the separate account are free from any other liabilities of the Company's other business.

r. SERIES The accumulation unit values and annuity unit values maintained separately for each fund whose securities are owned by the separate account.

s. VALUATION DATE Any business day used by the separate account to determine the value of part or all of its assets for purposes of determining accumulation and annuity unit values. Accumulation unit values will be determined each business day. There will be one valuation date in each calendar week for annuity unit values. The Company will establish the valuation date at its discretion, but until notice to the contrary is given, that date will be the last business day in a week.

t. VALUATION PERIOD The time from one valuation date to the next.

u. VARIABLE ANNUITY An annuity whose payments vary annually according to the net investment results of a series of the separate account.

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ARTICLE 2 PARTICIPANT'S ACCOUNT

2.01 PARTICIPANT'S ACCOUNT

The Company will establish a participant's account for the participant as of the certificate date. The participant's account is the sum of the values attributable to all purchase payments made by or for the participant.

2.02 PURCHASE PAYMENTS

A purchase payment is any amount received by the Company for the participant under the contract. Each payment must be at least $20 and at a minimum rate of $240 annually. Each purchase payment must be allocated by the participant among the general account and series of the separate account.

2.03 GENERAL ACCOUNT PURCHASE PAYMENT GUARANTEE

Notwithstanding Sections 2.09, 3.04 or 3.05, the cash value of the portion of the participant's account attributable to the general account will never be less than the sum of purchase payments originally allocated to the general account, less purchase payments or any portion thereof converted to a separate account series, surrendered or applied to an annuity income option.

2.04 THE SEPARATE ACCOUNT

Metlife Investors Separate Account A is a separate account of the Company established in 1980 under Delaware law. It is registered under the Investment Company Act of 1940 (the "Act"). Its assets are invested only in shares of one or more funds as stated in the plan. The separate account will vote its fund shares in accordance with the instructions received from group contractholders and participants who have units in the separate account series of that fund. Each such person will receive all reports and material of the funds in which he or she owns series units, and will receive forms in order to instruct the separate account how to vote.

2.05 CREDITING ACCUMULATION UNITS

Purchase payments allocated to the separate account will be applied to provide accumulation units. The number of accumulation units credited for a series is determined by dividing the amount of the purchase payment allocated to the series, less any premium taxes and transaction fees deducted, by the accumulation unit value for the series on the day the Company receives the payment or values are converted to the series.

2.06 ACCUMULATION UNITS

The separate account accumulation unit value for each series was first set at $5. This value is determined each business day. It is equal to the value on the prior day multiplied by a net investment factor. The net investment factor is:

(a) the net asset value of a fund share at the close of the current business day plus the per share amount of any fund distributions less taxes (per share), divided by

(b) the net asset value of a share at the close of the prior business day, and less

(c) the actuarial risk fee factor of [ %] for each calendar day from the prior business day to the current business day.

The actuarial risk fee factor is a Mortality, Expense and Distribution Risk Charge that is deducted during accumulation and during a variable annuity income option to compensate for increased mortality and expenses not anticipated by the mortality, maintenance and surrender charges guaranteed in the contract. If this charge is more or less sufficient, the Company will retain the balance as profit or incur a loss.

2.07 ANNUITY VALUE

The annuity value of the participant's account is the amount that can be applied to any annuity income option under this certificate. The annuity value is the value of the participant's separate account accumulation units plus the accumulation at annuity value interest rates of: (a) purchase payments allocated to the general account; minus (b) amounts previously applied to an annuity income 'option; minus (c) prior administrative and transaction fees; minus (d) premium taxes, if any; minus (e) amounts previously deducted for partial surrenders.

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2.08 ACCUMULATED PAYMENT VALUE

The accumulated payment value of the participant's account is used to calculate the cash value. The accumulated payment value is equal to the value of the participant's accumulation units in the separate account plus the accumulation at accumulated payment value interest rates of: (a) purchase payments allocated to the general account; minus (b) amounts previously applied to an annuity income option; minus (c) prior administrative and transaction fees; minus (d) premium taxes, if any, minus; (e) amounts previously deducted for partial surrenders.

2.09 CASH VALUE

The cash value of the participant's account is equal to the accumulated payment value of the account multiplied by a percentage, and then reduced by applicable transaction fees. Prior to the end of the ninth full calendar year after the certificate date, the percentage shall be 93% for purchase payments received by the Company within 60 months of the date of surrender and interest thereon and 100% for all earlier purchase payments and interest thereon. After the ninth full calendar year following the certificate date, the percentage shall be 100% for all purchase payments and interest.

2.10 PREMIUM TAXES

The Company shall have the right to deduct from the participant's account any premium tax payable by it. If a premium tax deduction is made, it will be made on or after the time the tax is payable by the Company.

2.11 TRANSACTION FEE

A transaction fee of $10 shall be deducted from the participant's account for each allowable conversion (See Section 3.08), each full or partial surrender and upon the start of annuity payments (See Article 4). The charges will be allocated on a pro rata basis to the participant's account values in the general account and series of the separate account from which funds are converted or withdrawn. Any charge to the general account will be applied to purchase payments and interest thereon on a first-in first-out basis.

2.12 ADMINISTRATIVE FEE

At the end of each certificate year the participant's account values will be reduced by an administrative fee of not more than $21.50 plus $2.50 for amounts allocated to the general account and for each series with accumulation units in the separate account. The fee will be prorated among the participant's account values in the general account and the series in the separate account on the basis of the relative values of each as of the date of the deduction. Any charge to the general account will be applied to purchase payments and interest thereon on a first-in first-out basis.

2.13 STATEMENTS OF ACCOUNT

Prior to the annuity date, statements of account will be provided as of the end of each quarter in which a transaction occurred, but in no event less often than once a year.



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ARTICLE 3 RIGHTS OF PARTICIPANT

3.01 ASSIGNMENT

Rights to assign the group contract or the participant's account will be governed by the terms of the group contract. If the contract is issued to purchase annuities for individuals under Section 401, 403(b) or 408 of the Code, the contract may not be assigned to anyone other than the Company.

3.02 CHANGE OF CONTRACT

The only changes that the Company may make without the consent of the participant are those that:

(A) apply to the excess of the purchase payments received in a certificate year over the purchase payments received in the first certificate year for this participant, or

(B) may be necessary to make the contract conform to any federal or state law, regulation or ruling.

3.03 DESIGNATION OF BENEFICIARY

The participant may change any beneficiary designation by written notice filed with the Company. Any irrevocably designated beneficiary can be changed only with that beneficiary's written consent.

3.04 CASH SURRENDER

The participant's account may be surrendered for its cash value before the annuity date. Requests for surrender must be in writing. The cash value will not be paid until the certificate is returned to the Company.

3.05 PARTIAL SURRENDERS

Partial surrenders from the cash value of the participant's account may be made before the annuity date. Requests for partial surrenders must be in writing. No partial surrender will be allowed if it results in the participant's interest in the general account or any series of the separate account having a value after the surrender of less than $200, unless the entire amount in the general account or series is surrendered.

When a partial surrender is made from a series, the number of accumulation units in that series will be reduced by the number of units equal in value to the amount withdrawn plus transaction fees, both divided by the applicable percentage shown in Section 2.09.

Purchase payments allocated to the general account and accummulation units will be cancelled on a first-in, first out basis. A proportionate amount wili be deducted from the annuity value.

3.06 SURRENDER WITHOUT PERCENTAGE CHARGE

The first surrender from a participant's account in a calendar year will be subject to the following:

(A) for surrenders of up to 10% of the participant's accumulated payment value in the general account and 10% of the participant's value of accumulation units in the separate account the amount of the surrender will be determined by applying a percentage of 100% in the calculation of cash value under
Section 2.09, provided that the proceeds of this surrender are paid solely to the participant or the beneficiary.

(B) The amount of the surrender that is over the values described in (A) above will be subject to Sections 2.09, 3.04 and 3.05.

3.07 DEFERRAL OF PAYMENT

Payments of full or partial surrenders from a separate account series may be suspended under the following conditions:

(A) During any period in which the New York Stock Exchange is closed (other than customary weekend or holiday closing) or;

(B) When the Securities and Exchange Commission determines that trading on such exchange is restricted or that an emergency exists; and, as a result, the separate account may not reasonably dispose of its securities or fairly value its assets; or

(C) For such other periods as the Securities and Exchange Commission may by order direct for the protection of variable contractholders and participants.

                                      8

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Payments of full or partial surrenders from the general account series may be deferred for a period of not more than six months from the date written request is received. Interest will continue to be credited during the deferral period. The interest rate(s) will be the same as if the surrender had not been requested. A partial surrender made without percentage charge under
Section 3.06 is not subject to deferral.

3.08 CONVERSION BETWEEN SERIES

Accumulation units in the separate account may be converted from one separate account series to another. Accumulation units may also be converted from a separate account series to the general account and will receive the interest rate guarantees applicable to new purchase payments under this certificate. Amounts accumulated in the general account may be converted to accumulation units in a separate account series subject to the following restrictions:

(a) Conversions are limited to once per certificate year;

(b) The total amount transferred from the general account during any certificate year cannot exceed 20% of the accumulated payment value of the participant's interest in the general account on the date of the conversion; and,

(c) The value of the participant's interest in the general account wiII be reduced by the accumulated payment value of the amount withdrawn plus transaction fees. Purchase payments will be cancelled on a first-in, first-out basis. A proportionate amount will be deducted from the annuity value.

The Company may, at its sole discretion, allow amounts in excess of 20% to be converted.

Conversions of accumulation units may be communicated by written election, or if permitted by the Company, by telephone. The Company will convert the amounts on the first valuation date after receipt of the written election. Conversions requested by telephone will be effective within a reasonable time in accordance with policies established by the Company.

Annuity units in the separate account may be converted from one separate account series to another at any time. Separate account annuity units may not be converted to the general account. However, amounts in the general account that have not been applied to a fixed annuity may be converted to annuity units in one or more separate account series for application to a variable annuity income option. Such conversions are not subject to the limitations described in
(a) and (b) above.

Conversions of annuity units must be elected by written notification signed by the participant and will be effective on the following annuity unit valuation date. No conversion of units may take place within two calendar weeks before the annuity date or anniversary thereof.

The minimum amount that may be converted at any time is the lesser of $500 or the balance of the participant's account allocated to the general account or to the series to be converted.

3.09 LIMITATIONS ON DISTRIBUTIONS

Notwithstanding anything in the Certificate to the contrary, and except as provided below, the participant shall not be entitled to receive a distribution under the Certificate (whether as annuity payments or a surrender) on amounts attributable to purchase payments made pursuant to a salary reduction agreement ( as defined under Section 402(g)(3)(C) of the Code) except under the following circumstances:

1. The participant has attained age 59 1/2;

2. The participant separates from service with the employer through which the purchase payments were made;

3. The participant dies or becomes disabled (as defined in Section 72(m)(7) of the Code); or,

4. In the case of a hardship (as defined in Section 403(b)(11) of the Code).



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In the event of a distribution based on hardship, amounts distributed may not include income earned on purchase payments.

These limitations shall not apply to the distribution of that portion of the participant's account which is attributable to assets held as of December 31, 1988. No distribution based on hardship will be permitted unless all amounts excluded from these limitations have been distributed. Further, loans made to a participant under the certificate may not be repaid by deduction from that portion of the participant's account which is subject to these distribution limitations.

All references in this Section 3.09 to sections of the Code shall include any successor or substitute provisions thereto and any regulations issued thereunder.

3.10 MINIMUM BENEFITS

The value of a paid-up annuity, cash surrender, or settlement on death under the contract will not be less than the minimum required by the state laws where the contract is delivered.

3.11 SUBSTITUTION OF FUND SHARES

The Company may not change the fund shares of a series unless approved by a vote of a majority of the units entitled to vote and as provided by the Act. The separate account may buy other securities for other series or contracts or, if requested by the participant, convert units from one series or contract to another.

ARTICLE 4 SETTLEMENT

4.01 SETTLEMENT OF PARTICIPANT'S ACCOUNT

Settlement of the participant's account means any of the following: (A) The start of annuity income payments to the annuitant or beneficiary. (B) A payment of the cash value in a lump sum.

The amount applied under an annuity income option is the annuity value less any transaction fees. The first payment under any annuity option will be made on the annuity date. Proof of age is required before payments start under any of the first four options listed in Article 6.

4.02 NORMAL FORM OF SETTLEMENT

The participant must be living on the date annuity payments are to begin. Unless another choice is made, the Company will pay the annuitant a series of payments in the form of a life annuity with 120 monthly payments certain, the second option in Article 6. General account accumulation units will provide a fixed annuity. Separate account accumulation units will be applied to provide a variable annuity. These payments will begin on the normal annuity date.

4.03 OPTIONAL ANNUITY DATE AND OPTIONAL SETTLEMENT

Before annuity payments begin, an optional annuity date or a different annuity income option may be elected in writing, if not prohibited by the plan. The optional annuity date may be the first day of any month not later than the normal annuity date. The election must be made at least 31 days before the optional annuity date. Any of the annuity income options may be elected. The annuity value on the optional annuity date will be applied.

4.04 MINIMUM AMOUNT TO PAYEE

Any annuity income option payment must be at least $50 from each series included in the payment. If any payment from any series is less than $50, the Company may change the payment interval so that payments are greater than $50 from that series.

4.05 MISSTATEMENT OF AGE

The age of a payee may affect the amount of annuity payments. If the age is misstated, any amount payable or benefit accruing under the certificate will be as the premiums would have purchased at the correct age.

                                      10

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ARTICLE 5 SETTLEMENT ON DEATH

5.01 SETTLEMENT ON DEATH BEFORE THE ANNUITY DATE

If the participant dies before the annuity date, the beneficiary may elect:

1. To receive annuity income under annuity income Options One, Two or Five. Election of an annuity income option is subject to the following conditions:

(a) Payments must begin within one year of the participant's death.

(b) The guaranteed period under Option Two or the designated period under Option Five may not be longer than the beneficiary's life expectancy under the applicable tables specified by the Internal Revenue Service.

(c) The annuity value as of the date of the first income payment will be applied.

OR

2. To receive a lump sum settlement equal to the cash value on the date the payment is made. If the lump sum settlement becomes payable because of the death of the participant prior to attaining age 65, the lump sum settlement will be equal to the larger of:

(a) The purchase payments less amounts already applied to an annuity income option, and less any prior partial surrender; or

(b) The value of any separate account accumulation units, plus 100% of the accumulated payment value of the participant's interest in the general account.

If the spouse of the participant is the beneficiary, the spouse may delay election of an income option under 1 above, to the later of (a) one year after the participant's death or (b) a date no later than the date on which the participant would have attained age 70 1/2.

In any event, distribution under the lump sum option above must be made within 5 years of the death of the participant.

Unless the participant has elected otherwise, if there is more than one named beneficiary living at the time of the participant's death, each will share in the proceeds equally.

If the participant outlives all beneficiaries, the proceeds will be paid to the participant's estate in a lump sum.

No beneficiary will have the right to assign, anticipate or commute any future payment under any of the options, except as provided in the election or by law.

The rights to the proceeds will pass as if the participant outIived the beneficiary if the beneficiary dies at the same time as the participant or within 15 days of the participant's death and prior to the date due proof of the participant's death is received. Due proof of death will be a certified death certificate, an attending physician's statement, a decree of a court of competent jurisdiction as to the finding of death, or such other documents as the Company may, at its option, accept.

5.02 SETTLEMENT ON DEATH OF PAYEE

Upon the death of a payee, any remaining payments certain under Options Two, Three, or Five in Article 6 will be paid to the named beneficiary.

If no beneficiary is alive at the payee's death, the payee's estate will receive a lump sum payment. This lump sum will be the present value of the remaining payments certain at the payee's death. The present value will be computed on the basis of the interest rate used to compute the benefit.

If as a result of a payee's death, variable annuity payments are being continued to a beneficiary, that beneficiary may elect at any time to receive in a lump sum the present value of the remaining number of payments certain.

                             SF-226R1-CB-11  11

ARTICLE 6 ANNUITY INCOME

6.01 ANNUITY INCOME OPTIONS

Except as may be limited by Article 5, the annuity value can be applied to these annuity income options.

A. OPTION ONE--LIFE ANNUITY A series of annuity income payments made monthly during the payee's life. The payments will stop with the last payment due before the death of the payee. No further payments will be made after the death of the payee.

B. OPTION TWO--LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS CERTAIN A series of annuity income payments made monthly for the guaranteed period elected and thereafter during the payee's life. The guaranteed period may be 120, 180 or 240 months. If the payee dies before the end of the guaranteed period, payments for the remainder of the guaranteed period will be paid to the beneficiary.

C. OPTION THREE--INSTALLMENT REFUND LIFE ANNUITY A series of annuity income payments made monthly during the payee's life. If the payee dies before receiving the "minimum number" of payments, payments will continue to the beneficiary. The "minimum number" of payments is equal to the amount applied under this option divided by the first monthly payment. Any payments made after the death of the payee will stop when the Company has paid out a total number of payments equal to the "minimum number" of payments.

D. OPTION FOUR--JOINT AND FULL TO SURVIVOR ANNUITY A series of annuity income payments made monthly during the lifetime of both of two payees. If one of the payees dies, the payments will end with the last payment due before the death of the remaining payee.

E. OPTION FIVE--DESIGNATED PERIOD ANNUITY--FIXED DOLLAR ONLY A series of fixed annuity income payments made monthly for a period of years. Any number of years from 5 through 30 may be chosen. Payments will be made to the payee or beneficiary even if the payee dies. Payments stop at the end of the period selected. This option is only available for fixed annuities.

F. Other options may be available as agreed upon by the Company.

6.02 ALTERNATE ANNUITY INCOME RATES

If settlement is made under any fixed annuity income option, payment will be based on the larger of the following:

(a) The Company's current annuity settlement option rates applicable to this certificate.

(b) The annuity purchase rates found in Article 8.

6.03 ALTERNATE ASSUMED INVESTMENT RETURN

If allowed by the laws of the state in which this certificate is issued, the participant may elect variable annuity benefits determined on an assumed investment return of [ %], [ %] or [ %] in lieu of the [ %] return assumed in the certificate.

ARTICLE 7 METHOD OF CALCULATING ANNUITY INCOME PAYMENTS

7.01 DETERMINATION OF MONTHLY GUARANTEED MINIMUM FIXED DOLLAR ANNUITY PAYMENTS

Except as provided in Section 7.02, the payment amounts shown in Tables 1 and 2 in Article 8 will be used to determine the monthly payments under a fixed payment option. The tables show the dollar amount of the monthly payments which can be purchased with each $1,000 of the general account's annuity value, after deduction of any applicable premium taxes. Amounts shown use the 1983 Table "a" Individual Annuity Mortality, modified, with an interest rate of [ %] per year.

7.02 DETERMINATION OF MONTHLY VARIABLE ANNUITY PAYMENT FOR THE FIRST YEAR

Variable annuity payment amounts will be determined at the annuity date, and will remain the same for one year from that date. Amounts may vary each year thereafter.

The age of the payees born after 1915 must be adjusted using the following Table. Adjusted ages for payees born after 1995 are available from the Company. The payee's actual age will be based on the birthday nearest the time the first payment is due.

Calendar Year of Birth                 Adjusted Age

1915 or Prior                          Actual Age
1916-1935                              Actual Age Minus 1
1936-1955                              Actual Age Minus 2
1956-1975                              Actual Age Minus 3
1976-1995                              Actual Age Minus 4

Calendar Year of Birth                 Adjusted Age

1915 or Prior                          Actual Age
1916-1935                              Actual Age Minus 1
1936-1955                              Actual Age Minus 2
1956-1975                              Actual Age Minus 3
1976-1995                              Actual Age Minus 4

THESE ADJUSTMENTS APPLY ONLY TO TABLES 3 AND 4 SHOWN ON THE NEXT PAGES. THESE AGE ADJUSTMENTS DO NOT APPLY TO ANY OTHER ANNUITY INCOME RATES UNLESS SO SPECIFIED BY THE COMPANY.

Tables 3 and 4 show the factors used to determine variable annuity income payments based on an assumed investment return of [ %]. They are based on the Modified Select Metlife Investors Annuity Mortality Table projected to the year 2000 in the projection scale C modified and then [ %] interest, reduced for the first 10 years of any period certain by [ %].

The monthly payment for the first year is determined by:

(a) dividing the separate account annuity value by $1,000;

(b) multiplying the result from (a) by the annuity premium rate shown in column 1 of Table 3 or 4 for the option elected for the adjusted age of payee; and

(c) multiplying the result of (b) by the monthly payment factor in column 2 of Table 3 or 4.

If there are values in more than one series, determine the monthly payment for each series as above.

7.03 NUMBER OF ANNUITY UNITS

The number of annuity units for any series is determined by dividing the first year monthly payment by the separate account annuity value for that series for the valuation period that includes the settlement date. The number of annuity units thus determined will not change unless the owner transfers annuity units from one separate account series to another. Such annuity units transferred will be based on the same assumed investment return.

                             SF-226R1-CB-13  13

7.04 DETERMINATION OF MONTHLY VARIABLE ANNUITY PAYMENTS FOR THE SECOND AND SUBSEQUENT YEARS

The amounts of the second and subsequent years' monthly variable annuity payments are not pre-determined, and may change from year to year, based on the variations in the annuity unit value. The annuity unit value varies with the variations of net investment results above and below the assumed investment rate.

As of each anniversary of the settlement date the Company will determine the amount of monthly payments for each series of the year then beginning. It will be determined by multiplying the number of separate account annuity units for that series by the annuity unit value for the same series for the valuation period in which the first payment for that year is due.

The Company guarantees that the amount of each variable annuity payment will not be affected by variations in the mortality experience of payees nor by expenses incurred by the Company in the administration of such benefits.

7.05 SEPARATE ACCOUNT ANNUITY UNIT VALUES

The separate account annuity unit value for each series was originally established at $5. This value for any subsequent valuation period is determined for each series by:

(a) multiplying the annuity unit value of the series for the immediately preceding valuation period by

(b) the annuity change factor for the second preceding valuation period.

The annuity change factor for any valuation period is determined for each series by dividing:

(a) the accumulation unit value at the end of the valuation period by

(b) the accumulation unit value at the end of the previous valuation period and multiplying the result by

(c) the interest neutralization factor.

For weekly vaulation periods and a [ %] assumed net investment rate, the interest neutralization factor is [ %].

                                   ARTICLE 8
                            ANNUITY PURCHASE RATES

               GUARANTEED DOLLAR AMOUNT OF MONTHLY PAYMENT WHICH
                     IS PURCHASED WITH EACH $1,000 APPLIED
                          LIFE ANNUITIES-Fixed Dollar

TABLE 1

                     SINGLE LIFE ANNUITIES                JOINT AND FULL TO SURVIVOR
                      ---------------------               --------------------------
                No      120     180     240
              Period  Months  Months  Months  Installment Both        Monthly
         Age  Certain Certain Certain Certain   Refund    Age         Payment
         ---  ------- ------- ------- ------- ----------- ----        -------
         60    $5.00   $4.90   $4.77   $4.58     $4.67     60          $4.26
         61    5.13    5.02    4.87    4.65      4.77      61          4.35
         62    5.26    5.13    4.96    4.72      4.87      62          4.44
         63    5.41    5.26    5.06    4.79      4.97      63          4.54
         64    5.56    5.39    5.16    4.85      5.08      64          4.65
         65    5.73    5.52    5.26    4.92      5.20      65          4.76
         66    5.90    5.67    5.37    4.98      5.32      66          4.88
         67    6.09    5.81    5.48    5.04      5.45      67          5.01
         68    6.29    5.97    5.58    5.10      5.59      68          5.14
         69    6.50    6.13    5.69    5.15      5.73      69          5.29
         70    6.74    6.30    5.79    5.20      5.89      70          5.45
         71    6.98    6.47    5.90    5.25      6.05      71          5.62
         72    7.25    6.65    6.00    5.29      6.22      72          5.80
         73    7.54    6.83    6.09    5.33      6.40      73          5.99
         74    7.85    7.02    6.19    5.36      6.59      74          6.20
         75    8.18    7.20    6.27    5.39      6.79      75          6.42

Monthly payments for ages not shown will be furnished by the Company on request and will be calculated on the same actuarial basis.

TABLE 2

                  DESIGNATED PERIOD ANNUITIES--FIXED DOLLAR
                   -----------------------------------------
  Years of     Amount of    Years of    Amount of    Years of    Amount of
  Payments  Monthly Payment Payments Monthly Payment Payments Monthly Payment
  --------  --------------- -------- --------------- -------- ---------------
    5           $17.91         14         $7.26         23         $4.99
    6           15.14          15         6.87          24         4.84
    7           13.16          16         6.53          25         4.71
    8           11.68          17         6.23          26         4.59
    9           10.53          18         5.96          27         4.47
    10           9.61          19         5.73          28         4.37
    11           8.86          20         5.51          29         4.27
    12           8.24          21         5.32          30         4.18
    13           7.71          22         5.15

                             SF-226R1-15-CB  15

       ANNUITY PREMIUM RATES PER $1,000 OF VALUE APPLIED (COLUMN (1) AND
                     MONTHLY PAYMENT FACTORS (COLUMN (2))

TABLE 3                              SINGLE LIFE ANNUITIES-VARIABLE

                                MONTHLY PAYMENTS CERTAIN
                 -------------------------------------------------------
       Adjusted      None           120           180           240
       Age of    ------------- ------------- ------------- -------------
       Payee      (1)    (2)    (1)    (2)    (1)    (2)    (1)    (2)
       -----     ------ ------ ------ ------ ------ ------ ------ ------
         60..... 62.596 .08946 61.992 .08713 60.305 .08611 58.126 .08539
         61..... 63.710 .08975 63.123 .08723 61.294 .08614 58.873 .08538
         62..... 64.922 .09003 64.340 .08730 62.333 .08614 59.628 .08535
         63..... 66.252 .09028 65.653 .08736 63.424 .08613 60.387 .08532
         64..... 67.715 .09049 67.068 .08739 64.564 .08611 61.142 .08527
         65..... 69.298 .09072 68.578 .08741 65.743 .08607 61.884 .08523
         66..... 71.005 .09101 70.199 .08742 66.959 .08603 62.606 .08518
         67..... 72.817 .09137 71.905 .08744 68.191 .08599 63.294 .08513
         68..... 74.732 .09180 73.692 .08747 69.430 .08595 63.941 .08508
         69..... 76.751 .09231 75.557 .08751 70.665 .08590 64.539 .08503
         70..... 78.880 .09290 77.496 .08755 71.886 .08586 65.082 .08499
         71..... 81.010 .09372 79.469 .08763 73.069 .08583 65.563 .08495
         72..... 83.231 .09465 81.498 .08770 74.214 .08579 65.984 .08491
         73..... 85.539 .09570 83.575 .08777 75.309 .08574 66.347 .08487
         74..... 87.982 .09683 85.701 .08781 76.345 .08568 66.657 .08483
         75..... 90.293 .09833 87.805 .08788 77.293 .08563 66.912 .08480

TABLE 4                               JOINT AND FULL TO SURVIVOR-VARIABLE

                           Adjusted     NO PAYMENTS CERTAIN
                           Age of       -------------------
                           Both Payees   (1)       (2)
                           -----------   ------    ------
                               60...... 57.810    .08526
                               61...... 58.742    .08535
                               62...... 59.741    .08545
                               63...... 60.817    .08554
                               64...... 61.976    .08564
                               65...... 63.220    .08575
                               66...... 64.548    .08594
                               67...... 65.961    .08616
                               68...... 67.460    .08643
                               69...... 69.049    .08674
                               70...... 70.732    .08711
                               71...... 72.468    .08758
                               72...... 74.294    .08813
                               73...... 76.208    .08875
                               74...... 78.229    .08943
                               75...... 80.243    .09032

Factors for adjusted ages not shown wiII be furnished by the Company on request and will be calculated on the same actuarial basis.

 LOGO
                     MetLife Investors USA Insurance Company

                       ANNUITY PURCHASE RATE BONUS RIDER

In the event that the participant or beneficiary settles the participant's account by applying the entire annuity value of the account to a fixed annuity income option at any time after the ninth full calendar year following the certificate date, the Company will increase its current annuity settlement option rates described in Section 6.02 by [ %].

/s/ Michael K. Farrell
Michael K. Farrell
President



                                SF 1655  (3/91)

 LOGO
                     MetLife Investors USA Insurance Company

                     GENERAL ACCOUNT EXCESS INTEREST RIDER

Notwithstanding anything in the contract to the contrary, upon the expiration of the initial interest rate guarantees in excess of the minimum guaranteed interest rate of [ %], the Company agrees that it will declare from time to time excess interest over this minimum guaranteed interest rate on purchase payments allocated to the general account, and that each such declaration shall be for a period of not less than one year.

/s/ Michael K. Farrell
Michael K. Farrell
President



                               SF 1656  (11/93)

 LOGO
                     MetLife Investors USA Insurance Company

                          403(B) TRANSFER BONUS RIDER

In the event that the Company receives a purchase payment after the issuance of this Rider, as a result of a transfer from another insurance company in accordance with Internal Revenue Code Section 403(b) and Revenue Ruling 90-24 and such purchase payment is continuously credited to the participant's account for a period of 60 months from the date of receipt, the Company shall credit to the general account on behalf of the participant an amount equal to [ %] of the purchase payment plus interest on this amount at the interest rate or rates which would have been credited to the accumulated payment and annuity value of the purchase payment had it been credited to the general account from the date of its receipt to the end of the 60 month period. If prior to the end of the 60 month period all or any portion of the purchase payment is rescinded, withdrawn, surrendered or credited to an annuity income option, no amount will be credited to the participant's account pursuant to this Rider respecting that portion of the purchase payment. For purposes of this Rider, amounts loaned to the participant shall not be considered to be withdrawn or surrendered unless and until the participant defaults on the timely repayment of the loan.

/s/ Michael K. Farrell
Michael K. Farrell
President



                               SF-1599. (226R1)

                              ANNUITY CERTIFICATE

                            Certificate of Benefits
                        Group Flexible Payment Annuity
                     Providing Fixed and Variable Benefits
                      Life Annuity with 10-Years Certain
                         Starting on the Annuity Date
                               Non-Participating
                                 No Dividends


 LOGO
                    MetLife lnvestors USA Insurance Company

                                COMMUNICATIONS

        Write to the Company at its Administrative Office shown below:

                    MetLife Investors USA Insurance Company
                                P.O. Box 46539
                          Denver, Colorado 80201-6539

                    METLIFE INVESTORS USA INSURANCE COMPANY
        222 Delaware Street, P.O. Box 25130, Wilmington, Delaware 19899